Exhibit 99.1

Greystone Logistics Reports Unaudited Results for Quarter Ended November 30, 2014

TULSA, OK -- (Marketwire) – 01/20/15 -- Greystone Logistics, Inc. (OTCBB: GLGI) Greystone had gross revenue of $9,991,448 for the six months ended November 30, 2014 compared to $10,872,407 for the comparative period of the prior year.  Pallet sales were $8,946,888 in the current year compared to $10,500,967 in the comparative period of the prior year.

Greystone’s net income (loss) for the six-month and three-month periods ended November 30, 2014 is $(305,379) and $(658,052), respectively, compared to $1,572,154 and $(12,724) for the corresponding periods of the prior year.  Net income (loss) available to common stockholders for the six-month and three-month periods ended November 30, 2014 is $(581,623), or $(0.02) per share, and $(796,121), or $(0.03) per share, respectively, compared $1,298,026, or $0.05 per share, and $(150,626), or $(0.01) per share, for the corresponding periods of the prior year.

This decline is primarily attributable to the timing of delivery of pallets to customers.  A significant portion of Greystone’s production costs are fixed. Total pallet sales were down 14.8% compared to  the prior year same period.  Because of the inflexibility of the production costs, the decrease in sales had a significant impact on the operating results.

“In the first six months of our corporate year, we saw some of our customers push back their normal expenditures for pallets, stated Warren Kruger, CEO.  “I anticipate increased demand for the balance of the year which would include seasonal upward adjustments and the start of production and delivery on a significant purchase order from a wine manufacturer. Additionally, we also have two new molds being delivered over the next 60 days that should add to revenue this year.  The platform for growth is in place and Greystone expects production and corresponding sales to be significantly higher for the remaining two quarters ending May 31, 2015 which will normalize production costs as a percentage of sales and produce income for our shareholders.”

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to Greystone and its products, see Greystone's Form 10-K for the year ended May 31, 2014.

Greystone Logistics is a "Green" manufacturing and leasing company that reprocesses and sells recycled plastic and designs, manufactures, sells and leases high-quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as food and beverage, agricultural, automotive, chemical, pharmaceutical and consumer products. The Company's technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high-quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin. Excess plastic not used in production of pallets is reprocessed for resale.

Contact:
Warren F. Kruger
President/CEO
Corporate Office
1613 East 15th Street
Tulsa, Oklahoma 74120
(918) 583-7441
(918) 583-7442 (FAX)

http://www.greystonelogistics.com